Exhibit 99.1

Source:	BNC Bancorp

Contact:	Richard D. Callicutt II
President and Chief Executive Officer
336-869-9200

BNC Bancorp Announces Cash Dividend

HIGH POINT, N.C., October 21, 2015 -- On October 20, 2015, the Board of Directors of BNC Bancorp (NASDAQ: BNCN), announced the declaration of a quarterly cash dividend on its common stock of $0.05 per share. This dividend is payable on November 27, 2015 to shareholders of record as of November 13, 2015. The $0.05 per share dividend rate is consistent with the rate declared in previous quarters.

BNC Bancorp shareholders may take advantage of the BNC Bancorp Dividend Reinvestment Plan, which provides a convenient, economical way for shareholders to increase their holdings of BNC Bancorp's common stock. To enroll in BNC Bancorp's Dividend Reinvestment Plan, shareholders should contact Computershare by calling (800) 368-5948.

BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with total assets in excess of $5.4 billion. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 64 current banking offices in Virginia, North and South Carolina. Bank of North Carolina's 19 locations in South Carolina and nine locations in Virginia operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender.

Please visit our website at www.bncbancorp.com.